EXHIBIT 5.1

PIERCE ATWOOD	One New Hampshire Avenue, Suite 350
LLP	Pease International Tradeport
Attorneys at Law	Portsmouth, NH 03801

603-433-6300 voice
603-433-6372 fax
info@pierceatwood.com

pierceatwood.com

December 3, 2004

Environmental Power Corporation

One Cate Street, Fourth Floor

Portsmouth, New Hampshire 03801

RE:	Placement Agent Agreement, dated March 17, 2004, and Common Stock Purchase Warrants and Placement Agent Warrants issuable pursuant thereto (the “Agreements”)

Ladies and Gentlemen:

We have assisted in the preparation of a registration statement on Form S-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of 1,677,688 shares of common stock, $0.01 par value per share (the “Shares”), of Environmental Power Corporation, a Delaware corporation (the “Company”), issuable under the above-referenced Agreements.

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents.

We assume that the appropriate action has been taken to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New Hampshire, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Environmental Power Corporation

December 3, 2004

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Agreements, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Scott Pueschel, P.C.
Scott Pueschel, P.C.
Partner